Exhibit 10.4

AMENDMENT

TO THE

AMENDED AND RESTATED SEVERANCE, CHANGE IN CONTROL,

AND NON-SOLICITATION AGREEMENT

This AMENDMENT (the “Amendment”) is made this [    ] day of [            ], 2014 (the “Amendment Date”), by and between FIRST TRADE UNION BANK, a federally chartered savings bank (the “Bank”), located at One Harbor Street, Boston, MA 02210, which is a wholly-owned subsidiary of RADIUS BANCORP INC. (the “Company”) and [Name] (the “Employee”).

WHEREAS, the Bank and the Employee previously entered into an Amended and Restated Severance, Change in Control, and Non-Solicitation Agreement (the “Agreement”), dated July 19, 2012; and

WHEREAS, in anticipation of the Company’s initial public offering, the Bank and the Employee desire to amend the Agreement;

NOW, THEREFORE, effective as of the Amendment Date, the Bank and the Employee agree as follows:

1.	The PREAMBLE of the Agreement is hereby deleted in its entirety and replaced with the following:

This AGREEMENT (the “Agreement”) is made and entered into this 19th day of July, 2012 (the “Effective Date”), by and between FIRST TRADE UNION BANK, a federally chartered savings bank (the “Bank”), located at One Harbor Street, Boston, MA 02210, which is a wholly-owned subsidiary of RADIUS BANCORP INC. (the “Company”) and [                    ] (the “Employee”).

2.	The Agreement is amended throughout to replace each reference to the “Company” therein to a reference to the “Bank.”

3.	Section 5(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

(c)	For purposes of this Agreement, a “Change In Control” shall mean the occurrence of any of the following:

(i)	The consummation of a reorganization, merger, or consolidation of the Company, respectively, with one (1) or more other Persons, other than a transaction following which:

(A)	At least fifty-one percent (51%) of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least fifty-one percent (51%) of the outstanding equity ownership interests in the Company; and

(B)	At least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the Company;

(ii)	The acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any Person or by any Persons acting in concert, or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(iii)	A complete liquidation or dissolution of the Company;

(iv)	The occurrence of any event if, immediately following such event, at least fifty percent (50%) of the members of the Board of the Company do not belong to any of the following groups:

(A)	Individuals who were members of the Board of the Company on the Amendment Date; or

(B)	Individuals who first became members of the Board of the Company after the Amendment Date either:

I.	Upon election to serve as a member of the Board of the Company by affirmative vote of three-quarters (3/4) of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

II.	Upon election by the stockholders of the Company to serve as a member of the Board of the Company, but only if nominated for election by affirmative vote of three-quarters (3/4) of the members of the Board of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of the Company; or

(v)	Approval by the stockholders of the Company of any agreement, plan, or arrangement for the consummation of a transaction which, if consummated, would result in the occurrence of an event described in clauses (i), (ii), (iii), or (iv) above.

(vi)	Any event which would be described in clauses (i), (ii), (iii), (iv), or (v) above if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change In Control be deemed to have occurred (i) as a result of any acquisition of securities or assets of the Company, the Bank, or any subsidiary of either of them, (A) by the Company, the Bank, or any subsidiary of either of them or (B) by any employee benefit plan maintained by any of them or (ii) upon the closing of the Company’s initial public offering. For purposes of this definition of Change In Control above, the term “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

4.	Except as expressly amended hereby, the terms of the Agreement shall be and remain unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered in their name and on their behalf as of the Amendment Date.

Dated:	EMPLOYEE

[NAME]

Dated:	FIRST TRADE UNION BANK

By:
	Name:	Michael A. Butler
	Title:	President and Chief Executive Officer